SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                         Dailey Petroleum Services Corp.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   23380G106
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                  (Continued on following pages)

                                Page 1 of 6 Pages

CUSIP NO. 23380G106                      13G      Page 2 of 6 Pages


   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       OppenheimerFunds, Inc.
       I.R.S. NO. 13-2527171
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       ------------------------------------------------------------
                 A
                      -------------

                 B    X
                      -------------

------           ---- ------------- -------------
3      SEC USE ONLY


------ -------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Colorado

------ -------------------------------------------------------------------------
   NUMBER OF     5    SOLE VOTING POWER
SHARES                0
 BENEFICIALLY
OWNED BY
EACH
   REPORTING
    PERSON
     WITH
       --------  ---- ----------------------------------------------------------
       6         SHARED VOTING POWER
                 0
       --------  --------------------------------------------------------------
       7         SOLE DISPOSITIVE POWER
                 0
       --------  --------------------------------------------------------------
       8         SHARED DISPOSITIVE POWER
                 0
       --------       ------------- -------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0
                      ------------- -------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                      ------------- -------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0
                      ------------- -------------
12     TYPE OF REPORTING PERSON*
       IA
------ --------       ------------- -------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  23380G106                     13G      Page 3 of 6 Pages


   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Oppenheimer Discovery Fund
       I.R.S. No. 22-2725700


------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       ------------------------------------------------------------
                 A
                      -------------

                 B    X
                      -------------

------           ---- ------------- -------------
3      SEC USE ONLY


------ -------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Massachusetts


------ -------------------------------------------------------------------------
NUMBER OF        5    SOLE VOTING POWER
SHARES                0
 BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
       --------  ---- ----------------------------------------------------------
       6         SHARED VOTING POWER
                 0
       --------  --------------------------------------------------------------
       7         SOLE DISPOSITIVE POWER
                 0
       --------  --------------------------------------------------------------
       8         SHARED DISPOSITIVE POWER
                 0
       --------       ------------- -------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0
                      ------------- -------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                      ------------- -------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0%
                      ------------- -------------
12     TYPE OF REPORTING PERSON*
       IV
------ --------       ------------- -------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1(a)         Name of Issuer:
                  Daily Petroleum Services Corp.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  2507 N. Frazier
                  P.O. Box 1863
                  Conroe, TX 77305

Item 2(a)         Name of Person Filing:
                  OppenheimerFunds, Inc.

Item 2(b)         Address of Principal Business Office:
                  Two World Trade Center, Suite 3400
                  New York, New York 10048-0203

Item 2(c)         Citizenship:
                  Inapplicable

Item 2(d)         Title of Class of Securities:
                  Common Stock

Item 2(e)         CUSIP Number:
                  23380G106

Item 3(e)            X  Investment  Adviser  registered  under  Section 203 of
                    ---
                        the Investment
                        Advisers Act of 1940

Item 4(a)           Amount Beneficially Owned:   0 shares

Item 4(b)           Percent of Class:   0%

Item 4(c)(i)        Sole Power to vote or to direct the vote -  0

Item 4(c)(ii)       Shared power to vote or to direct the vote - 0

Item 4(c)(iii)      Sole power to dispose or to direct the disposition of - 0

Item 4(c)(iv)       Shared power to dispose or to direct the  disposition of -
                     0 shares


                                Page 4 of 6 Pages

Item 5              Ownership to Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the
                    class of securities, check the following:   X

Item 6              Ownership  of More than Five  Percent on Behalf of Another
                    ----------------------------------------------------------
                    Person:
                    Inapplicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security
                    Being Reported on By the Parent Holding Company:
                    Inapplicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------
                    Inapplicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------
                    Inapplicable

Item 10             Certification:
                    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:               February 9, 1998

Signature:          /s/ Merryl Hoffman

Name/Title:         Merryl Hoffman, Vice President


                                Page 5 of 6 Pages

                                    EXHIBIT A

     The undersigned investment company hereby acknowledges and agrees that a report on Schedule 13G being filed by OppenheimerFunds, Inc. on or about the date hereof, relating to the common stock of Daily Petroleum Services Corp., is filed on behalf of the undersigned.



Dated:  February 9, 1998



                           Oppenheimer Discovery Fund




                        By:   /s/ Robert G. Zack

                             Robert G. Zack
                             Assistant Secretary


SEC\daily#1.13g

                                Page 6 of 6 Pages